Exhibit 99.1

CONTACT:
Boise Cascade: John Sahlberg, 208.384.6451
Wood Resources LLC: Ken Stoltz, SMG, Inc., 208.388.0766, kens@stoltzgroup.com

Boise Cascade Completes Purchase of Wood Resources LLC Southeast Operations for $102 Million

BOISE, ID and SHELTON, WA (September 30, 2013) - Boise Cascade Company (NYSE: BCC), a leading wood products manufacturer and building materials distributor in North America announced that it has completed the acquisition of Wood Resources LLC’s Southeast Operations, which include Chester Wood Products LLC and Moncure Plywood LLC, for $102 million. The acquisition price is subject to final working capital adjustments.

Chester Wood Products, based in Chester, South Carolina, produces softwood plywood panels and veneer for a variety of end markets. Moncure Plywood, based in Moncure, North Carolina, is a flexible specialty plywood mill that produces both hardwood and softwood panels.

Tom Carlile, Boise Cascade CEO, commented “I want to welcome the employees at Chester and Moncure to the Boise Cascade family. The addition of these two well-run plywood plants will strengthen our footprint and enable us to better serve our customers in the Eastern and Southeastern United States.”

“We would like to thank the management and employees of our Chester and Moncure operations for their past commitment to performance and safety. We are pleased that our employees have the opportunity to continue to move forward as part of Boise Cascade,” said Kurt Liebich, CEO of Wood Resources. “We will be focusing our efforts and investment on our two plywood operations in the Pacific Northwest, where we are committed to providing our customers with high-quality wood panel and veneer products.”

In 2004, Wood Resources, an operating unit of Greenwich, Connecticut-based Atlas Holdings LLC, acquired Chester and Moncure from Weyerhaeuser Corp. amid uncertainty about both mills’ futures in an industry undergoing significant consolidation. Through a relentless focus on safety and continuous improvement, both Chester and Moncure have improved efficiency, productivity, and output, and have achieved excellent financial performance.

About Boise Cascade
Boise Cascade is a large, vertically integrated wood products manufacturer and wholesale distributor of wood products and other building materials with widespread operations in the United States and Canada. The company is headquartered in Boise, Idaho.

About Wood Resources LLC
Founded in 2003, Wood Resources is a manufacturer of plywood and veneer in the United States. The company is based in Shelton, Washington, and is a unit of Greenwich, Connecticut-based Atlas Holdings LLC. Its operating companies include Olympic Panel Products and Omak Wood Products. Visit www.olypanel.com and www.omakwood.com to learn more about Wood Resources and its operating companies.

About Atlas Holdings LLC
Atlas Holdings is a diversified group of manufacturing, distribution, and service businesses that operates in the building materials, capital equipment, energy, industrial services, packaging, pulp, paper, tissue, steel, logistics, supply chain management, and distribution segments. Atlas has been responsible for preserving thousands of jobs in North America by investing its capital and expertise in previously struggling businesses. Visit www.atlasholdingsllc.com to learn more.

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